Exhibit 10.7

AMENDMENT #1 TO EMPLOYMENT AGREEMENT

Ron Doornink

This Amendment #2 to Employment Agreement (this “Amendment #1”) is entered into on June 9, 2009, by and between Ron Doornink (“You or Employee”) and Activision Publishing, Inc. (“Employer”).  All capitalized terms shall have the same meaning set forth in the Employment Agreement (as defined below).

RECITALS:

Employee and Employer entered into an Employment Agreement dated as of July 8, 2008, as amended (the “Agreement”).

The original Expiration Date of the Agreement as set forth therein is June 30, 2009.

For consideration described below, the sufficiency and adequacy of which is hereby acknowledged, Employer and Employee desire to extend the Expiration Date of the Agreement and otherwise amend the Agreement  in certain respects as set forth herein below.

All capitalized terms set forth in the Agreement shall retain the meaning ascribed to them therein except that the term “Activision” throughout the Agreement shall mean Activision Blizzard, Inc. a Delaware corporation and a company that owns 100% ownership of Employer (“Activision-Blizzard)

AGREEMENT:

The parties hereby agree to amend the terms of the Employment Agreement as follows:

Term:  The parties acknowledge that the Agreement shall be automatically extended by a term of one (1) year as set forth in Paragraph 1(a).  Accordingly, the Agreement shall end on June 30, 2011.

Compensation:  Your Base Salary shall remain $250,000.

In addition, subject to the approval of the Compensation Committee, you will also receive a new restricted stock grant (the “New Grant”) of 10,000 shares of Activision-Blizzard’s common stock (the “New Restricted Shares”), which Restricted Shares will vest ratably every three months over the one year period from the date of the grants, subject to your remaining employed through each vesting date, and will settle during the calendar year in which vesting occurs. Employee acknowledges that the grant of the New Restricted Shares is expressly conditioned upon approval by the Compensation Committee, and that the Compensation Committee has discretion to approve or disapprove the grant of the New Restricted Shares and/or to determine and make modifications to the terms of the New Restricted Shares.  The New Restricted Shares shall be subject to all terms of the equity incentive plan pursuant to which it is granted and Activision Blizzard’s standard forms of award agreement.

Except as specifically set forth in this Amendment #1, the Agreement shall remain unmodified and in full force and effect.  If any term or provision of the Employment Agreement is contradictory to, or inconsistent with, any term or provision of this Amendment #1, then the terms and provisions of this Amendment #1 shall in all events control.

AGREED AND ACCEPTED:
Employee:		Employer:
Activision Publishing, Inc.

/s/ Ronald Doornink		/s/ George L. Rose
Ron Doornink		Name:	George L. Rose
Date:	5/25/09	Title:	Chief Legal Officer
		Date:	6/9/09